EXHIBIT 10

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 4th day of October, 2019 (the “Effective Date”), by and between ERIE STATION STORAGE, LLC, a New York limited liability company ("Seller") and SSG WEST HENRIETTA LLC, a Delaware limited liability company ("Buyer").
W I T N E S S E T H:
WHEREAS, Seller is the owner of the fee simple estate of all that certain tract or parcel of land located in Monroe County, New York, commonly known as 75 Erie Station Road, West Henrietta, New York 14586 and more particularly described in Exhibit A (the "Land"), together with all improvements situate thereon (together with the Land, the "Project"); a current plan of the Project is attached hereto as Exhibit B and made a part hereof;

WHEREAS, Seller desires to sell and Buyer desires to buy, inter alia, the Project at the price and on the other terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. Agreement to Sell and Purchase.  Seller shall sell and convey, and Buyer shall purchase, the Project; together with the easements, rights, privileges and appurtenances belonging thereto, and any abutting strips or gores; together with Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof; together with all sign posts and signage used by Seller in connection with the Project; together with all appurtenant easements for ingress and egress and utilities; together with all Seller’s fixtures and equipment now located in, upon, attached or appurtenant to or used in the operation of the Project; together with any goodwill associated with the business conducted on the Project; together with all leases, licenses and rental agreements of the Project (the "Leases") and the Seller’s lighting fixtures, air-conditioning units, window screens and other appliances, furniture, equipment, customer lists, rights to facility telephone and fax numbers, email addresses, yellow pages ads and other local ads, inventories (including all boxes, cash registers, packaging materials, locks and all other contents of the retail store located on the Project) and other personal property and supplies owned by Seller  and used at the Project as more particularly set forth on Exhibit F attached hereto (the "Personalty", and all of the foregoing property, real, personal and mixed, being collectively called the "Property").

2. Purchase Price.  Buyer shall pay Seller for the Property the sum of SIX MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($6,200,000.00) (the "Purchase Price") as follows:

 (a) FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) no later than three (3) business days after the Effective Date and, unless Buyer terminates this Agreement as herein provided, FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) within one (1) business day after the date of the Feasibility Study Termination Date, as hereinafter defined (all such monies, together with any interest which shall accrue thereon, being collectively called the "Deposit") in accordance with the terms hereof, all to be held in escrow by Land Services USA, Inc. ("Title Company" and "Escrow Agent"), with an address at 602 E. Baltimore Pike, Media, PA 19063, Attn: Karen Lee Brasof; telephone: 484-448-2117, and disbursed in accordance herewith; and

 (b) The balance of the Purchase Price at Closing (hereinafter defined) by wire transfer of immediately available Federal funds, subject to the prorations set forth herein.

3. Representations and Warranties of Seller.  Seller represents, warrants and covenants to Buyer (which representations and warranties shall be true as of the Effective Date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing for a period of nine (9) months) that:

 (a) Seller has full power and authority to enter into, and to perform its obligations under, this Agreement.  This Agreement has been duly authorized by all necessary action of Seller.

 (b) There is no claim, action, suit or proceeding pending or, to the best of Seller’s knowledge, threatened against, by or otherwise materially affecting Seller or the Property or any portion thereof or relating to or arising out of ownership, management or operation of the Property in any court or before or by any federal, state, county, township or municipal department, commission, board, bureau or agency.

 (c) Seller shall (I) cause all of the obligations of Seller under any contracts affecting the Property which are required to be performed prior to the Closing Date to be timely performed and (II) use good faith efforts to cause all of the obligations of Manager (hereinafter defined) under any contracts affecting the Property which are required to be performed prior to the Closing Date or arising from conditions existing prior thereto to be timely performed.

 (d) Seller has no employees, and Buyer shall not be assuming any employment-related liabilities of Seller under this Agreement.  Seller permits Buyer’s representatives to communicate with Manager’s employees at the Project, subject to Manager’s approval.

 (e) The Leases described in Exhibit C (the "Lease Schedule"), true, correct and complete copies of which will be made available to Buyer, are all of the leases, licenses and rental agreements affecting the Property on the date hereof and the Lease Schedule accurately sets forth, as of the date hereof, with respect to each Lease:  (i) the names, and unit numbers or leased premises, of the lessees; (ii) the monthly rents; (iii) lessee security deposits (or, if there are none, shall so provide); and (iv) the expiration dates.  Seller further represents and warrants that:

 (i) the Leases are in full force and effect;

 (ii) the information relating to the Leases as set forth in the Lease Schedule is true, correct and complete in all material respects as of the date hereof;

                          (iii) no amendments, oral or written, have been made with respect to the Leases, other than those listed in the Lease Schedule or made in accordance with Paragraph 5(d);

 (iv) none of the lessees under the Leases have made any security deposits thereunder, other than as set forth in the Lease Schedule or made in accordance with Paragraph 5(d); and

(v) there are no rights of use for any portions of the Property now in effect or hereafter to come into effect, except the rights under the Leases or made in accordance with Paragraph 5(d) or the rights of record as of the date hereof.

(f) Attached hereto as Exhibit D (the "Contract Schedule") is a true, correct and complete list of all service contracts and other contracts (other than the Leases) respecting the operation of the Property (the "Contracts").  The Contracts are currently in full force and effect and (i) to Seller’s knowledge, Manager has performed all of its material obligations thereunder as of the date hereof and (ii) Seller has performed all of Seller’s material obligations thereunder as of the date hereof.

(g) Seller is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code, as amended, or its regulations.

(h) As of the date hereof, Seller has not received any notice that the Property is in violation of applicable laws, codes, or regulations, including (without limitation) those related to health, safety, access, and/or the environment.

(i) To Seller’s knowledge, there are no "hazardous substances" (as defined under any applicable law) located on the Project in violation of applicable law or the Leases.

(j) The Project is zoned industrial; the current uses of the Project are permissible under such zoning classification.

(k) Pursuant to that certain Management Agreement between Seller and Storage Investment Management, Inc. (“Manager”) dated April 1, 2019 (“Management Agreement”), Manager manages and operates the Project on Seller’s behalf.  To Seller’s knowledge, there are no defaults by Seller under the Management Agreement as of the date hereof.

(l) To the best of Seller’s knowledge, there are no structural or material defects in or upon the Project, including (without limitation) HVAC or other mechanical systems, and all such systems are in good working order as of the date hereof.

(m) Seller has no existing or pending contracts of sale for the Project and Seller has not granted any options to purchase or rights of first refusal or rights of first offer (or the like) with respect to all or any part of the Property.

(n) The Project has direct access to and from Erie Station Road, a public right-of-way.

As used herein, “the Seller’s knowledge” and “to the best of Seller’s knowledge” shall mean the actual and constructive knowledge of Andrew V. Bodewes.  Seller represents that Andrew V. Bodewes is involved in and aware of the operations at the Project in a manner customary for a member of an asset manager of a property.

Except as may otherwise be expressly set forth in this Agreement, Buyer is expressly purchasing the Property in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to all facts, circumstances, conditions and defects.

Buyer represents and warrants to Seller (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing for nine (9) months): (I) that Buyer has full power and authority to enter into, and to perform its obligations under, this Agreement and the same has been duly authorized by all requisite action of Buyer; (II) that Buyer is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by Buyer entering into this Agreement or the consummation of the transaction contemplated hereby; (III) that each document and instrument contemplated hereby to be executed and delivered by Buyer, when executed and delivered, shall constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms (subject to the terms of this Agreement and bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally); (IV) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Buyer to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Buyer; (V) there are no judgments, orders, or decrees of any kind against Buyer unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Buyer's actual knowledge, threatened against Buyer, which would have any material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; and (VI) that Buyer has the financial ability to close on this transaction in accordance with the terms hereof without any third party financing or loan.

4. Conditions Precedent to Closing; Remedies.

(a) Buyer's obligation to close hereunder shall be expressly conditioned upon the occurrence or fulfillment of each of the following conditions on or prior to the Closing Date or such earlier date as may be provided in this Paragraph 4(a):

(i) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(ii) Seller shall have performed (in all material respects) all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.

(iii) There shall have been no material and adverse change in the physical condition of the Project since the Feasibility Study Termination Date.

If any of the conditions set forth above in Paragraph 4(a)(i)-(iii) are not satisfied as of the date of Closing or there is any other default by Seller hereunder beyond any applicable notice and cure period, Buyer shall be only entitled to terminate this Agreement and receive back the Deposit, and this Agreement shall be deemed null and void; provided, however, in the event that Seller willfully defaults under this Agreement, Buyer shall have the right to pursue specific performance and, only in the event that specific performance is not available as a remedy, Buyer shall have the right to pursue any other remedies at law or in equity.  In no event shall Buyer bring action, sue or seek damages or recourse against any director, officer, principal, shareholder, member or affiliate of Seller.

(b) Seller's obligation to close hereunder shall be expressly conditioned upon Buyer's performance (in all material respects) of all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date, including payment of the Purchase Price in accordance with the terms of this Agreement, subject to the adjustments and prorations contemplated by this Agreement, and the continuing validity (in all material respects) of all of the representations and warranties of Buyer set forth in this Agreement.  Upon Buyer's failure to perform (in all material respects) all such covenants and agreements, Seller shall be entitled to receive the Deposit from Escrow Agent, as liquidated damages and not as a penalty, and such receipt shall be Seller's sole remedy, except that provisions contained herein which expressly survive termination of this Agreement shall survive.  In no event shall Seller bring action, sue or seek damages or recourse against (I) any director, officer, principal, shareholder, member or affiliate of Buyer or Global Self Storage, Inc. or (II) Global Self Storage, Inc.

(c) This Paragraph 4 shall survive termination.

5. Feasibility Study; Termination; Seller's Operations Prior to Closing; Signage.

(a) Seller covenants that, on the Effective Date, Seller shall deliver to Buyer (through an electronic data room or otherwise) copies of the following materials respecting the Property, to the extent within the possession of or under the control of Seller:

(i)	Original plans and specifications for the Project;
(ii)	Audited (if available) 2019, 2018 and 2017 income and expense statements and other financial information reasonably requested by Buyer;
(iii)	A report listing all tenants, unit #s and a sample copy of the form of lease used by Seller;
(A)	Management Summary Reports as of 12/31/2017, 12/31/2018 and 6/30/2019;
(B)	Occupancy Statistics Reports as of 12/31/2017, 12/31/2018 and 6/30/2019;
(iv)	List of personal property to be transferred to Buyer;
(v)	Copies of all existing service contracts and other contracts relating to the Property;
(vi)	Copies of last three years tax returns for the Property;
(vii)	Copies of the last twelve months of operating statements and utility bills for the Property;
(viii)	Copies of the last twenty-four months of property taxes, valuation and tax-related documents, insurance policies and invoices, marketing and advertising expenses with invoices affecting the Property;
(ix)
     Copies of all material correspondence sent to or received from all Property tenants (and the representatives of such tenants) associated with material issues relating to the Leases within the 12 month period immediately preceding the Effective Date (and Seller shall promptly forward to Buyer any such correspondence sent or received during the term of this Agreement relating to material issues associated with the Leases);

(x)	The Management Agreement with amendments (if applicable), any employment contracts (if applicable);
(xi)	A summary of the current property insurance policy and premiums, any pending insurance claims and pending litigation (including, without limitation, all eviction and auction actions), if any;
(xii)	Bank statements for all accounts relating to the Property for the last 12 months;
(xiii)	Copies of all receipts, contracts, guaranties or warranties surviving Closing from the construction of the buildings within the Project;
(xiv)	Copies of all receipts, contracts, guaranties or warranties surviving Closing with respect to the roof, HVAC, or other portions of the Property, if any;
(xv)	Copies of all certificates of occupancy and/or other permits and approvals affecting the Property;
(xvi)	Copies of Seller’s Phase I Environmental Site Assessment Reports;
(xvii)	(xvii) Copies of all applications, plans, correspondence, documents and other materials related to Seller’s pursuit of permits and approvals related to the Expansion; and
(xviii)
Copies of all existing surveys, title policies, environmental reports, permits and approvals, building plans, appraisals, engineering reports, site plans, franchise agreements and related documentation, agency agreements and related documentation, licenses, zoning materials, tax bills and any other records affecting all or any part of the Property.

To the extent not shared in an electronic data room, Seller shall send electronic versions of all items referenced in this Paragraph 5(a) to Buyer at the following email addresses: mwinmill@globalselfstorage.us, dklimoski@globalselfstorage.us, tomalley@globalselfstorage.us and rkamerman@globalselfstorage.us. On or before the Effective Date, Seller shall send electronic versions of the most recent Project survey and title policy have been delivered via email to Buyer’s counsel at amaguire@mkbattorneys.com.

Except as expressly set forth in this Agreement, Seller makes no representations or warranties with regard to the truth, accuracy or completeness of any materials, data or other information supplied to Buyer in connection with Buyer’s due diligence.  Seller represents that Seller has relied on those materials provided pursuant to this Paragraph 5(a) in connection with its ownership, development, operation and use of the Property, but are hereby provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller nor any person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

(b) Subject to the terms hereof, during the term of this Agreement, Seller will afford Buyer, its agents and representatives, upon reasonable prior notice and at reasonable times, with full access to the Property, for Buyer's inspection, testing and review.  Without limiting the foregoing, Seller shall make available to Buyer at the Project all Leases (with all Lease guarantees, tenant correspondence and related materials).  Buyer shall restore any portion of the Property disturbed by Buyer’s testing activities on the Property substantially to its condition as existed prior to such disturbance. Buyer shall provide Seller with a certificate of insurance evidencing liability insurance against property loss and personal injury in connection with such activities in an amount of not less than $1,000,000 combined single limit and naming Seller as an additional insured.  Buyer shall promptly notify Seller in the event the policy of insurance evidenced by the certificate of insurance is cancelled by the insurance company or notice of cancellation is given by the insurance company. Any access to the Property required by Buyer in connection with the inspection of the Property contemplated hereunder must follow notice to Seller and occur during reasonable business hours, subject to the rights of the tenants under the Leases.  Seller shall have the right to have Seller representatives accompany Buyer’s representatives at the Property; provided, however, absence of Seller representatives shall not prohibit Buyer’s representatives from inspecting the Property, so long as such inspection is otherwise conducted in accordance with this Paragraph 5(b).  Buyer agrees that its inspection activities shall not interfere with the operation of the Property, and to repair any or all damage caused to the Property to the extent resulting from such inspection.

Notwithstanding anything to the contrary contained in this Paragraph 5, Buyer shall not and shall not permit its employees, consultants, engineers and agents to conduct any invasive environmental soil test or sampling, boring, digging or any other physical intrusion of the Property and/or the improvements (collectively, “Testing”) without the prior written consent of Seller to be given or withheld in Seller’s sole and absolute discretion.  If Seller consents thereto, Buyer shall furnish to Seller property damage and all liability insurance policies in form and amounts set forth herein prior to commencing any such Testing and shall, upon completion thereof, restore promptly, at Buyer’s own cost and expense, the Property to substantially the same condition existing prior to such Testing.

Buyer hereby indemnifies and holds harmless Seller from any and all claims, damages, liability, loss, cost and expense (including, without limitation, reasonable attorney’s fees and disbursements but excluding any decline in the value of the Property based upon the findings of any tests) to the extent resulting from any inspection and/or Testing conducted at the Property by Buyer or Buyer’s representatives, partners, shareholders, agents, employees, licensees, invitees, contractors and consultants as provided under this Paragraph 5(b).

(c) The “Feasibility Study Termination Date” shall be that date which is thirty (30) days after the Effective Date.  On or before the Feasibility Study Termination Date, Buyer shall have the right to terminate this Agreement (for any reason or for no reason) by delivery of notice sent to Seller in accordance with Paragraph 16, and this Agreement shall be deemed terminated (and the Deposit shall be returned to Buyer) upon Buyer’s timely delivery of such termination notice. In the event Buyer fails to deliver written notice of termination to Seller on or before the Feasibility Study Termination Date in accordance with the terms hereof, then Buyer shall be deemed to have waived its right to terminate pursuant to this Paragraph 5(c).

(d) During the term of this Agreement, Seller shall cause the Project to be managed and operated in a manner consistent with past practice. After the Feasibility Study Termination Date (if this Agreement is still in effect) Seller shall not, without Buyer's consent, which consent shall not be unreasonably withheld, enter into or extend:

 (i) any Lease or other possessory arrangement regarding the Property (A) for a term (including any renewals) longer than month-to-month, (B) which calls for rental and other payments which are less than those currently payable for the space being rented, or (C) which grants the lessee any concessions which will not be fully performed by Seller prior to Closing; or

(ii) any service or other contract regarding the Property for a term which will extend past the Closing Date.

(e) During the term of this Agreement, Seller shall not knowingly take any action which would cause any representation, warranty or covenant set out herein to be untrue as of Closing without Buyer’s prior consent.

(f) During the term of this Agreement and extending beyond Closing, Seller shall: (i) reasonably cooperate at no cost to Seller with Buyer’s efforts to obtain permits and approvals respecting Buyer’s Project signage, provided any such signage approvals shall not be binding upon the Property until after Closing and Buyer securing such signage approvals shall not be a condition of Closing; and (ii) at no cost to Seller, provide to Buyer any financial information for the Property requested in connection with reporting requirements, to the extent reasonably requested or required by any governmental authority and within Seller’s possession or control, related to securities laws, including but not limited to, Rule 8.06 of Regulation S-X and Form 8-K.  Without limiting the generality of the foregoing, Seller shall sign applications for permits respecting Buyer’s signage for the Property upon Buyer’s request.  Buyer, at no additional cost to Buyer, shall have the right to use Seller’s existing Property signage for a period not to exceed 120 days following the Closing Date.  This Paragraph 5(f) shall survive Closing.

(g) On or before the Feasibility Study Termination Date, Buyer shall provide written notice to Seller indicating which Contracts (if any) Buyer elects to assume at Closing and if Buyer fails to provide timely written notice thereof then Buyer shall be deemed to have agreed to accept and assume such Contracts effective as of Closing.  In the event Buyer fails to terminate this Agreement on or before the Feasibility Study Termination Date, then the Deposit shall be non-refundable except as otherwise provided under this Agreement.

6. Closing.  Closing of the transaction contemplated herein ("Closing") shall be a remote Closing by escrow, on a date (the "Closing Date") selected by Buyer which is not later than fifteen (15) days after the Feasibility Study Termination Date, TIME IS OF THE ESSENCE.

7. Evidence and Condition of Title.

(a) At Closing, Seller shall cause title to the Property (other than the Personalty) to be fee simple and: (i) good and marketable, in accordance with the terms hereof, subject to the Leases; and (ii) insurable as such, at regular rates, by Title Company.  Title to the Personalty shall be conveyed in AS IS condition, and said Personalty shall be free and clear of all liens, leases, security interests and other encumbrances.

(b) Buyer shall order a commitment for title insurance from Title Company (the "Title Commitment").  Buyer shall have the option to deliver written notice to Seller of the existence of any requirements, conditions or exceptions noted in the Title Commitment or a current survey of the Project which are unsatisfactory to Buyer within twenty (20) days after the Effective Date (such exceptions being called "Title Defects"), with which Buyer shall include a copy of the Title Commitment, copies of recorded exceptions specified therein and, at Buyer’s option, a current survey of the Project. If Buyer fails to notify Seller in writing of any Title Defects in a timely manner then Buyer shall be deemed to have waived its right to raise any objection to such Title Defects.

(c) (i) If Buyer notifies Seller of the existence of any Title Defects in a timely manner, Seller shall have five (5) days from the date of such notice to notify Buyer whether Seller intends to cure such Title Defects, except that in all cases Seller must discharge at or prior to Closing all Seller-related and Manager-related monetary liens affecting the Property.  Seller's failure to notify Buyer within such 5-day period shall be conclusively deemed to be Seller's notice to Buyer of Seller's decision not to cure the Title Defects, except such Seller-related and Manager-related monetary liens.

(ii) If Buyer notifies Seller of the existence of any Title Defects in a timely manner as aforesaid and Seller notifies, or is deemed to have notified, Buyer of its intention not to cure all Title Defects, Buyer shall have five (5) days thereafter to notify Seller in writing of its decision whether to take such title as Seller may give or of terminating this Agreement, and in the latter event, the Deposit shall be promptly returned to Buyer and this Agreement shall terminate. If Buyer fails to timely notify Seller within such five (5) day period, then Buyer shall be deemed to accept such title as Seller may give, except that Seller shall remain obligated to discharge at or prior to Closing all Seller related monetary liens affecting the Property.

(d) If Seller agrees to cure any Title Defects and such Title Defects remain uncured at Closing, then Buyer may, at Buyer’s option, as its sole and exclusive remedy for such failure to cure: (i) take such title as Seller can give, with a credit against the Purchase Price in an amount necessary to cure or correct any Title Defects which constitute monetary liens (as reasonably determined by Buyer); or (ii) elect to receive a return of the Deposit, whereupon this Agreement shall terminate.  If additional Title Defects created after the issuance of the Title Commitment exist at the time of Closing, then the parties shall have the same rights and obligations with respect to such additional Title Defects as they do with respect to objections to the initial Title Commitment.

(e) Subject to Paragraph 5(d)(i), Seller shall not transfer or encumber the Property, or any part thereof, during the term of this Agreement.

(f) The Property shall be conveyed subject to the following matters which shall not be deemed a Title Defect:

i. The lien of real estate taxes not yet due and payable and water and sewer charges not yet due and payable as of the date of the Closing Date; and

ii. All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any, which are not violated by the existing structures or present use thereof and which do not render title uninsurable; and

iii. Rights of the tenants of the Property pursuant to the Leases.

8. Delivery of Documents and Other Items; Bulk Sales.

(a) At Closing, Seller shall deliver to Buyer:

(i)  A statutory form of bargain and sale deed (the “Deed”) with covenant against grantor’s acts, with the covenant required by Section 13 of the Lien Law of New York State, executed with the appropriate acknowledgment form and otherwise in proper form for recording, with accompanying form RP-5217 completed and executed by Seller, and a transfer tax certificate.

(ii)  A Bill of Sale to the Personalty duly executed by Seller.

(iii) A duly executed and valid assignment of the Leases and all security deposits required to be held pursuant to the Leases, duly executed and acknowledged, assigning to Buyer all of Seller's interest in the Leases and such security deposits, together with the executed Leases (which Seller and Manager shall leave at the Project for Buyer) and an updated, true, correct and complete version of the Lease Schedule.

(iv) A credit to Buyer in the amount of all security deposits in connection with the Leases (if any), including any required interest thereon, as of the Closing Date.

(v) An executed assignment to Buyer of all of the interest of Seller and Manager under the Contracts that are assignable, but only to the extent Buyer is assuming the same pursuant to the terms hereof, together with complete copies of such Contracts.

(vi) An executed general assignment without representation or warranty of all plans and approvals, utility rights, and the other intangible property rights respecting the ownership and operation of the Property.

(vii) Such reasonable documents, affidavits and disclosure forms as Title Company or Buyer shall require.

(viii) Such limited liability company documents and other organizational documents as Buyer and Title Company shall reasonably require to evidence Seller's formation, existence and authority to consummate the sale of the Property and delivery of the Deed, the incumbency of officers and the like.

 (ix) An executed version of the final closing statement prepared by the Title Company.

(x) A certificate in the form of Exhibit E, executed and acknowledged by Seller, in accordance with Section 1445 of the Internal Revenue Code, as amended.

(xi) A non-competition agreement signed by Seller and the Seller Parties, in a form acceptable to Seller and Buyer, in connection with Paragraph 24.

(xii) Termination of Management Agreement.  Seller shall pay all costs in connection with termination of the Management Agreement.

(xiii) An assignment of all of Seller’s right, title and interest to and under Expansion Permits and Approvals, in a form acceptable to Seller and Buyer.

(xiv) All keys, passcards and passcodes (for doors, security systems, management kiosks or otherwise) used in connection with the Property.

(b) At Closing, Buyer shall deliver to Seller (i) an executed version of the final closing statement prepared by the Title Company, (ii) the balance of the Purchase Price due, (iii) Buyer’s assumption of those Contracts assigned to Buyer and (iv) Buyer’s assumption of the Leases.

(c) Within five (5) days following the Feasibility Study Termination Date, Seller shall submit to the New York State Department of Taxation and Finance a Notification of Sale, Transfer, or Assignment in Bulk (Form AU-196.10), jointly completed and agreed to by the parties and signed by Seller.

9. Apportionment.  The following items are to be computed and apportioned between Buyer and Seller as of the Closing Date on a per diem and on a 365 day year basis:

(a) Water and sewer rents.

(b) Seller shall pay all Project real estate taxes covering all periods through the Closing Date.  Real estate taxes and assessments shall be prorated based on the current year's amounts.  If Closing occurs on a date when the current year's tax millage is not fixed, and the current year's assessment is available, taxes will be estimated and prorated based upon such assessment, and the prior year's millage.  If the current year's assessment or tax bill is not available, then taxes will be estimated and prorated based on the prior year's tax.  However, any tax proration based on an estimate may, at the request of either party to the transaction, be subsequently readjusted upon receipt of the tax bill.  Notwithstanding anything herein to the contrary, Seller shall pay, at Seller’s sole expense (i) any applicable agricultural taxes (including, without limitation, rollback taxes) and (ii) all taxes related to the Property covering all periods of Seller’s ownership of the Property.

(c) Any amounts payable under the Contracts to be assumed by Buyer; provided, that if Buyer receives a bill for any such amount after the Closing Date which bill covers a period prior to the Closing Date, Seller shall promptly pay to Buyer that part of such amount properly allocable to the period prior to the Closing Date.

(d) The rents and charges paid under all Leases, hot and cooled water charges, electricity and other utility charges and all other additional charges paid by lessees under the Leases and other income to Seller, to the extent collected by Seller prior to the Closing Date and which, as of the Closing Date, represent payments thereof to Seller which are applicable in whole or in part to a period of time subsequent to the Closing Date.

(e) Rental payments due under Leases and all other items referenced in Paragraph 9(d) which are due and payable prior to the Closing Date, but which have not been collected by Seller, shall not be pro-rated as of the Closing Date.  For a period of sixty (60) days after the Closing Date (the “Collection Period”), Buyer shall use good faith efforts to collect such past due rental payments and, after Buyer collects payment for past due accounts covering periods from and after Closing, Buyer shall remit to Seller collected past due rent dating to the term of Seller’s ownership within thirty (30) days after Buyer’s receipt thereof.  Notwithstanding the foregoing, all past due rental amounts collected by Buyer after the expiration of the Collection Period shall be the Buyer’s property.  Seller shall have the right to bring action against Buyer in the event that Buyer fails to comply with Buyer’s obligation to remit to Seller past due rentals dating to the term of Seller’s ownership and collected by Buyer during the Collection Period as set forth in this Paragraph 9(e).  Income received for a period after the Closing Date shall be credited to Buyer at Closing.  All prepaid rents shall be transferred to Buyer at Closing.  All deposits shall be transferred to Buyer at Closing.
(f) Payment of all utility company charges, for periods through the Closing Date (including, without limitation, electricity, water and sewer) shall be made by Seller.  Adjustments for utilities respecting periods during which Closing occurs shall be based upon the next bill received and such adjustment shall occur after the Closing Date.  Seller shall retain the right to the refund of all utility deposits.  With respect to any utility adjustment, Seller shall obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the Closing Date.

This Paragraph 9 shall survive Closing.

 10. Transfer Taxes and Other Costs.  The payment of all state, local and municipal transfer taxes and documentary stamp charges (if any) arising from the sale of the Property and the recordation of the Deed shall be paid by Seller.  Seller shall pay all of the Deed recording charges and all costs in connection with Expansion Permits and Approvals.  Buyer shall pay the cost of any title endorsements selected by Buyer.  Seller shall pay all costs and expenses in connection with termination of the Management Agreement.  Buyer and Seller shall each pay one half of all applicable closing fees (including, without limitation, such fees imposed by the Title Company).  Seller shall (a) pay all sales taxes and other taxes respecting the Property and/or the Seller incurred or imposed in connection with any period during Seller’s ownership of the Property and (b) indemnify, hold harmless and defend Buyer (using counsel selected by Buyer) against all claims, losses, costs, demands and liabilities in connection with the foregoing Paragraph 10(a).  Notwithstanding the foregoing, the indemnity provided under the foregoing Paragraph 10(b) shall not pertain to sales tax liabilities of Seller in the event that the New York State Department of Tax and Finance issues a sales tax release on Form AU-197.1 in response to the submission of Form AU-196.10 under Section 8(c) hereof.  Buyer shall pay all survey costs and the cost of a base owner’s title policy.  In the event that Buyer elects to allocate a portion of the Purchase Price to the Personalty, Buyer shall pay any sales tax triggered by Buyer’s acquisition of the Personalty at Closing.  Each party shall pay its own legal fees.

This Paragraph 10 shall survive Closing.

11. Title Company as Deposit Holder.

(a) Title Company shall hold the Deposit in an interest-bearing account and shall disburse the Deposit in accordance with the terms of this Agreement.  Upon such disbursement, Title Company shall be released and discharged from all obligations hereunder.

(b) Title Company, in its sole discretion, may at any time deposit the Deposit, with a court of competent jurisdiction selected by it and, in such event, Title Company shall be fully released and discharged from all obligations hereunder with respect to the Deposit.  Alternatively, Title Company may hold the Deposit pending receipt of joint instructions from Seller and Buyer.

(c) The duties of Title Company hereunder are only as herein specifically provided and are purely ministerial in nature.  Title Company shall incur no liability whatever, as long as Escrow Agent acts in good faith.  Title Company may refuse to take any action respecting the Deposit or this Agreement, unless indemnified to its satisfaction by Buyer and/or Seller.

(d) Seller and Buyer agree to sign an escrow agreement if requested by the Title Company.

12. Insurance.  Until the transfer of title to the Project to Buyer, risk of loss to the Project shall be upon Seller.  Seller shall maintain in effect until the Closing Date insurance policies with respect to the Property for the full insurable value thereof.  In the event of damage to the Property by fire or any other casualty, Seller shall promptly notify Buyer and this Agreement shall not be affected thereby, provided the cost of repairing such damage shall not exceed the sum of $75,000.00, and provided all such costs are covered by such policies or Seller shall, in its sole discretion, agree to pay any deficiency, to be specified in Seller's notice.  If, however, damage caused by fire or other casualty insured under such policies shall exceed $75,000.00, or if the damage is not fully covered by such policies and Seller does not agree to pay Buyer at Closing the cost of repairing the uncovered damage, Buyer shall have the right and option to cancel and terminate this Agreement by giving notice to Seller within fifteen (15) days after Buyer receives Seller's notification of such damage.  Thereupon, Buyer shall be entitled to promptly receive back the Deposit, whereupon this Agreement shall be null and void.  If, in the event of a casualty, this Agreement shall not be terminated as in this Paragraph 12 provided, Seller shall pay or assign to Buyer at Closing all monies received or receivable from the insurance companies which wrote such policies, all claims against such insurance companies as a result of the losses covered by such policies and any deficiency amount as described above in this Paragraph 12, less documented amounts previously expended by Seller for repair of the casualty damage.

13. Condemnation.  In the event that all or part of the Property is taken by condemnation or eminent domain proceeding between the date of this Agreement and the Closing Date, Buyer may (a) cancel this Agreement, if the part of the Property so taken is material to the use or value of the Property, or (b) take title subject to such condemnation or taking and receive the proceeds thereof, and Seller shall assign all of Seller’s rights to unpaid proceeds to Buyer at Closing.  Buyer shall notify Seller of its election not more than fifteen (15) days after notice from Seller of the occurrence of the condemnation or taking and the extent thereof.  If Buyer shall elect to cancel this Agreement pursuant to (a) above in a timely manner, then this Agreement shall be null and void and Buyer shall be entitled to receive back the Deposit.

14. Brokers.  Seller and Buyer each represent and warrant to the other that it has neither engaged nor dealt with any broker or finder in connection with this Agreement, other than SVN Commercial Realty ("Broker").  Seller and Buyer each agree to indemnify, save harmless and defend the other from and against all claims, losses, liabili-ties and expenses, including reasonable attorneys' fees, through any and all appeals, arising out of any claim made by any other broker, finder or other intermediary who claims to have been engaged by such party in connection with the transactions contem-plated by this Agreement.  Seller shall be responsible for paying Broker a commission respecting the sale of the Property pursuant to the terms of a separate agreement, and Seller further agrees to indemnify, save harmless and defend Buyer from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees through any and all appeals, arising out of any claim made by Broker in connection herewith.  The provisions of this Paragraph 14 shall survive Closing or any prior termination of this Agreement.

15. Expansion.

(a) Seller represents that Seller has received all permits and approvals required by the municipal, county, and state authorities, bureaus or agencies having jurisdiction (collectively, the “Governmental Authorities”) relating to the construction of a single-story, non-climate controlled building of approximately 7,300 square feet in or about that area marked “Proposed Expansion Area” on Exhibit B (the “Expansion”), subject to  submission of stamped, final drawings to the Town of Henrietta for such Town’s review and approval.

(b) Prior to the Feasibility Study Termination Date, Buyer shall solicit bids for the Expansion construction project from two (2) or more contractors.  Within three (3) days after selecting an Expansion contractor, Buyer shall provide Seller with the name of, and contact information for, Buyer’s selected Expansion contractor (“Buyer’s Contractor”).  Seller, at Seller’s sole cost and expense, shall: (i) promptly submit to the Governmental Authorities all materials required in connection with the Expansion and, among such materials, provide the Governmental Authorities with the name of, and contact information for, Buyer’s Contractor; (ii) diligently pursue all necessary approvals, licenses and permits associated with the Expansion (collectively, “Expansion Permits and Approvals”) from the Governmental Authorities; and (iii) sign, execute and deliver any and all documents that may be reasonably necessary or appropriate to obtain Expansion Permits and Approvals.

(c) Notwithstanding anything herein to the contrary, for purposes of this Agreement, the requisite Expansion Permits and Approvals shall be deemed to have been obtained only upon satisfaction of the following requirements (the “Requirements”): (i) issuance of a building permit for the Expansion by the applicable Governmental Authority; (ii) the expiration of the period within which appeals from the Governmental Authorities’ actions can be filed without the filing of any such appeal; and (iii) each of the Expansion Permits and Approvals being in a form fully assignable to Buyer (as determined by Buyer in its sole discretion).  Seller shall notify Buyer not less than three (3) days in advance of any public meeting, conference or hearing with governmental officials in connection with the Expansion.

(d) In the event Seller is unable to obtain all Expansion Permits and Approvals prior to the Closing Date, the parties shall proceed to Closing, but the Purchase Price shall be reduced by FIFTY THOUSAND DOLLARS ($50,000) (the “Expansion Allocation”).  The Expansion Allocation shall be held in escrow by the Title Company.  In the event that, on or after the Closing Date, Seller obtains all Expansion Permits and Approvals, the Title Company shall release the Expansion Allocation to Seller within three (3) business days following the date that Seller assigns all Expansion Permits and Approvals to Buyer.

(e) Notwithstanding anything to the contrary contained herein, if Buyer becomes aware that (i) Seller’s representation in Section 15(a) is inaccurate or (ii) it is impracticable for Seller to satisfy the Requirements or (iii) Seller is in default under this Paragraph 15, then Buyer shall promptly provide written notice thereof to Seller (the “Buyer’s Notice”).  Buyer shall have all rights at law and in equity to enforce this Paragraph 15 unless Seller, within forty-five (45) days after the date of the Buyer’s Notice, (A) cures any breach or default referenced in the Buyer’s Notice, (B) obtains all Expansion Permits and Approvals and (C) assigns all Expansion Permits and Approvals to Buyer.  In no event shall Buyer recover more than $50,000 in damages as a result of any Seller breach or default under this Paragraph 15.

(f) Notwithstanding anything herein to the contrary, if Seller, using diligent efforts, fails to obtain all Expansion Permits and Approvals within sixty (60) days after the later of (I) the Closing Date or (II) that date which Buyer provides Seller with the name and contact information for Buyer’s Contractor, Buyer shall have the right to itself pursue any outstanding Expansion Permits and Approvals and the Expansion Allocation shall be released to Buyer.

This Paragraph 15 shall survive Closing.

16. Notices.  All notices and other communications hereunder ("Notices") shall be in writing and be (a) mailed first class, certified mail, return receipt requested, postage pre-paid, (b) sent via recognized overnight delivery service (i.e., Federal Express), or (c) sent by email, with an original to follow via (a) or (b) above, and addressed:

IF TO SELLER:        Erie Station Storage, LLC
75 Erie Station Road
West Henrietta, NY 14586
Attn: Andrew V. Bodewes
Email: abodewes@parkgrovellc.com

WITH A COPY TO:      Christian J. Danaher
Hancock Estabrook, LLP
1800 AXA Tower I, 100 Madison Street
Syracuse, NY 13202
Email: cdanaher@hancocklaw.com

IF TO BUYER:        Mark C. Winmill
Global Self Storage, Inc.
3814 Route 44
Millbrook, NY 12545
Email: mwinmill@globalselfstorage.us

WITH A COPY TO:      Donald Klimoski II, General Counsel
Global Self Storage, Inc.
11 Hanover Square, Floor 12
New York, NY 10005
Email: dklimoski@globalselfstorage.us

WITH A COPY TO:      Andrew Maguire
McCausland Keen + Buckman
80 W. Lancaster Ave., 4th Floor
Devon, PA 19333
Email: amaguire@mkbattorneys.com

Notices shall be deemed received: three (3) business days after mailed in conformity with (a) above; one (1) business day after sent via delivery service in conformity with (b) above; or on the day sent by email in conformity with (c) above.  Notices may be given by a party's attorney on its behalf.  Additional notice parties may be added by written notice sent from one party to the other.

17. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assignees, as the case may be.  Buyer shall not have the right to assign or transfer this Agreement unless with the prior written consent of Seller, except that Buyer shall have the right by prior written notice to Seller to assign all or any of its interest and rights under this Agreement, pursuant to a tenancy in common arrangement or otherwise, to one or more of: (i) any entity controlled by, controlling or under common control with Global Self Storage, Inc. or (ii) a qualified intermediary to accommodate a transaction under Section 1031 of the Code and in accordance with Paragraph 25 of this Agreement.

18. Binding Effect; Amendments.  This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof.  The parties shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained.  This Agreement may not be changed orally but only by an instrument in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

19. Counterparts; Execution.  This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically transmitted copies of executed counterpart signature pages of this Agreement shall have the same force and effect as originals.

20. Litigation.  In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees.  The parties each waive trial by jury in any legal action between the parties arising out of this Agreement.  Monroe County, New York shall be the forum for any litigation arising from this Agreement.

21. Governing Law; Time of the Essence.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.  The parties agree that all time is of the essence.

22. Paragraph Headings.  The paragraph headings in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof, and shall not constitute a part of this Agreement.

23. Further Assurances.  After Closing, Seller and Buyer (each, at no cost to itself) shall sign and deliver to the other all documents and materials reasonably requested by the other in furtherance of the transactions contemplated in this Agreement.  This Paragraph 23 shall survive Closing.

24. Non-Competition.  For a period of five (5) years following the Closing Date, the following parties shall not directly or indirectly develop or purchase any self storage facility within a five (5) mile radius of the Project: Seller, Park Grove Realty, LLC, Andrew Crossed, Andrew Bodewes (collectively, the “Seller Parties”).  The Seller Parties acknowledge that the restrictions set forth in this Paragraph 24 are reasonable and necessary for the protection of Buyer’s purchase of, and interest in, the Property.  This Paragraph 24 shall survive Closing.

25. 1031 Exchange.  Subject to the terms hereof, either party may effect a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, each party agrees that it will cooperate with the other to effect a tax-free exchange in accordance with the provisions of Section 1031 of the Code and the regulations promulgated with respect thereto, provided same shall not delay the Closing, unless agreed to by the other party in its sole discretion.  The exchanging party shall be solely responsible for any additional fees, costs or expenses incurred in connection with the like-kind exchange contemplated by it pursuant to this Paragraph 25, and neither party shall be required to incur any debt, obligation or expense in accommodating the other hereunder.  In no event shall either party’s ability or inability to effect a like-kind exchange, as contemplated hereby, in any way delay the Closing or relieve the other from its obligations and liabilities under this Agreement.  Each party hereby agrees to indemnify and hold harmless the other from any liability, losses or damages incurred by the other in connection with or arising out of the Section 1031 like-kind exchange of the exchanging party, including but not limited to any tax liability.  This Paragraph 25 shall survive Closing.

26. Confidentiality.  During the term of this Agreement, Buyer, Seller and their respective representatives shall hold in strict confidence all data and information obtained with respect to the opposite party, its business, the Property or the transaction contemplated by this Agreement (including the existence and terms of this Agreement), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others, other than to counsel, accountants or agents or independent contractors, in each case, who have a need to know such information for the purposes of completing the transaction contemplated in this Agreement and are associated with the Property, who must agree to maintain the information in strict confidence, or in a judicially or administratively ordered proceeding where the disclosure is required by law, or in connection with reporting requirements related to securities laws.  Notwithstanding anything herein to the contrary, Buyer and Seller representatives shall have the right to contact any officials representing the Town of Henrietta (and any political subdivisions or departments thereof), or the County of Monroe (and any political subdivisions or departments thereof) or the State of New York (and any political subdivisions or departments thereof) in connection with the Property or the transaction contemplated under this Agreement or the Expansion.  The provisions of this Paragraph 26 shall survive termination or Closing.

27. Effective Date; Counting of Days.  The Effective Date shall be the later of (a) the date that Seller executes this Agreement and provides proof of same to Buyer, or (b) the date that Buyer executes this Agreement and provides proof of same to Seller.  The Effective Date shall be inserted in the preamble at the top of page one of this Agreement.  If any date herein set forth for the performance of any obligations, or the counting of days, or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations, the date determined by the counting of days, or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday (a “business day”).  As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of New York for observance thereof.

28. Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
29. Limited Liability.  The obligations of each party hereto are intended to be binding only on such party and the property of such party, and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, partners, officers, beneficiaries, directors, members, or shareholders, or of its investment manager, the general partners, officers, directors, members, or shareholders thereof, or any employees or agents of such party or its investment manager.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates below written.

SELLER:
ERIE STATION STORAGE, LLC
Date of Execution:  October 3, 2019        By:____/s/ Andrew V. Bodewes _____________
Name:  Andrew V. Bodewes
Title:    Member

BUYER:
SSG WEST HENRIETTA LLC
Date of Execution:  October 4, 2019        By:____/s/ Mark C. Winmill____________________
Name:  Mark C. Winmill
Title:    President & Chief Executive Officer

RECEIPT OF THIS AGREEMENT IS ACKNOWLEDGED BY LAND SERVICES USA, INC. EFFECTIVE AS OF October 4, 2019.

LAND SERVICES USA, INC.
By: /s/ Karen Lee Brasof
Name: Karen Lee Brasof
Title: National Title Officer

LIST OF EXHIBITS

ITEM       PARAGRAPH No.    DOCUMENT DESCRIPTION

 A         Recitals          Legal Description

 B         Recitals          Plan

 C        3(e)            Lease Schedule

 D         3(f)            Contract Schedule

 E         8(a)(x)          FIRPTA Certificate

 F         1             Personal Property

EXHIBIT A

LEGAL DESCRIPTION

INTENTIONALLY OMITTED

EXHIBIT B

SITE PLAN

INTENTIONALLY OMITTED

EXHIBIT C

LEASE SCHEDULE

INTENTIONALLY OMITTED

EXHIBIT D

CONTRACT SCHEDULE

INTENTIONALLY OMITTED

EXHIBIT E

FIRPTA CERTIFICATE FOR ENTITIES

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.   For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the transfer of a U.S. real property interest by ________________________ to the transferee, the undersigned hereby certifies the following on behalf of ________________________________________:

1) ________________________ is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2) ________________________ is not a disregarded entity as defined in Reg. §1.1445-2(b)(2)(iii);

3) The U.S. employer identification number of ________________________ is __________; and

4) The office address of __________________is ___________________________.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of ________________________________________.

_________________________

By:_______________________________________
Title:

Dated:  ________, 2019

EXHIBIT F
PERSONAL PROPERTY INCLUDED IN TRANSACTION

INTENTIONALLY OMITTED